Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” and “Financial Highlights” in the Prospectus dated January 31, 2022 and included in this Registration Statement (Form N-2) of CĪON Investment Corporation (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 18, 2019, with respect to the consolidated financial statements of CĪON Investment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 31, 2022